SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. __)*


                                LendingTree, Inc.
- --------------------------------------------------------------------------------
                                (Name of Issuer)




                     Common Stock, $.01 par value per share
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                   52602Q-10-5
                    ----------------------------------------
                                 (CUSIP Number)




                                December 31, 2000
- --------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     [ ] Rule 13d-1(b)

                     [ ] Rule 13d-1(c)

                     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of __ Pages


NY2:\1014704\03\LQY803!.DOC\47660.0249

- ----------------------------------------------------                                                     -------------------------
               CUSIP No. 52602Q-10-5                                        13G                             Page 2 of __ Pages
- ----------------------------------------------------                                                     -------------------------
- ---------------- -----------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     GE Capital Residential Connections Corporation
                     56-1661562
- ---------------- -----------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                               (a)    [ ]
                                                                                                                (b)    [X]
- ---------------- -----------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
- ---------------- -----------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   1,266,053
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   1,266,053
- ---------------- -----------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,266,053
- ---------------- -----------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                            [  ]
- ---------------- -----------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     6.8%
- ---------------- -----------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
- ---------------- -----------------------------------------------------------------------------------------------------------------




                               Page 2 of __ Pages

- ----------------------------------------------------                                                     -------------------------
               CUSIP No. 52602Q-10-5                                        13G                             Page 3 of __ Pages
- ----------------------------------------------------                                                     -------------------------

- ---------------- -----------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     GE Capital Mortgage Corporation
                     06-1075848
- ---------------- -----------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                               (a)    [ ]
                                                                                                                (b)    [X]
- ---------------- -----------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
- ---------------- -----------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   1,266,053 (includes all shares beneficially owned
                                                   by GE Capital Residential Connections Corporation)
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   1,266,053 (includes all shares beneficially owned
                                                   by GE Capital Residential Connections Corporation)
- ---------------- -----------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,266,053 (includes all shares beneficially owned by GE Capital Residential
                 Connections Corporation)
- ---------------- -----------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                            [  ]
- ---------------- -----------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     6.8%
- ---------------- -----------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
- ---------------- -----------------------------------------------------------------------------------------------------------------




                               Page 3 of __ Pages

- ----------------------------------------------------                                                     -------------------------
               CUSIP No. 52602Q-10-5                                        13G                             Page 4 of __ Pages
- ----------------------------------------------------                                                     -------------------------

- ---------------- -----------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     General Electric Capital Assurance Company
                     91-6027719
- ---------------- -----------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                               (a)    [ ]
                                                                                                                (b)    [X]
- ---------------- -----------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
- ---------------- -----------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   316,514
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   0
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   316,514
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   0

- ---------------- -----------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 316,514
- ---------------- -----------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                            [  ]
- ---------------- -----------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     1.7%
- ---------------- -----------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO; IC
- ---------------- -----------------------------------------------------------------------------------------------------------------



                               Page 4 of __ Pages

- ----------------------------------------------------                                                     -------------------------
               CUSIP No. 52602Q-10-5                                        13G                             Page 5 of __ Pages
- ----------------------------------------------------                                                     -------------------------

- ---------------- -----------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     GNA Corporation
                     91-1277112
- ---------------- -----------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                               (a)    [ ]
                                                                                                                (b)    [X]
- ---------------- -----------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
- ---------------- -----------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Washington
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
- ---------------- -----------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 Beneficial ownership of all shares is disclaimed by GNA
                 Corporation.
- ---------------- -----------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                            [  ]
- ---------------- -----------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     Not applicable (see 9 above)
- ---------------- -----------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO; IC
- ---------------- -----------------------------------------------------------------------------------------------------------------



                               Page 5 of __ Pages

- ----------------------------------------------------                                                     -------------------------
               CUSIP No. 52602Q-10-5                                        13G                             Page 6 of __ Pages
- ----------------------------------------------------                                                     -------------------------

- ---------------- -----------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     GE Financial Assurance Holdings, Inc.
                     54-1829180
- ---------------- -----------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                               (a)    [ ]
                                                                                                                (b)    [X]
- ---------------- -----------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
- ---------------- -----------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
- ---------------- -----------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 Beneficial ownership of all shares is disclaimed by GE
                 Financial Assurance Holdings, Inc.
- ---------------- -----------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                            [  ]
- ---------------- -----------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     Not applicable (see 9 above)
- ---------------- -----------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO; IC
- ---------------- -----------------------------------------------------------------------------------------------------------------




                               Page 6 of __ Pages

- ----------------------------------------------------                                                     -------------------------
               CUSIP No. 52602Q-10-5                                        13G                             Page 7 of __ Pages
- ----------------------------------------------------                                                     -------------------------

- ---------------- -----------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     General Electric Capital Corporation
                     13-1500700
- ---------------- -----------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                               (a)    [ ]
                                                                                                                (b)    [X]
- ---------------- -----------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
- ---------------- -----------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   1,266,053 (includes all shares beneficially owned
                                                   by GE Capital Mortgage Corporation)
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   1,266,053 (includes all shares beneficially owned
                                                   by GE Capital Mortgage Corporation)
- ---------------- -----------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,266,053 (includes all shares beneficially owned by GE Capital Mortgage Corporation)
- ---------------- -----------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                            [  ]
- ---------------- -----------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     6.8%
- ---------------- -----------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
- ---------------- -----------------------------------------------------------------------------------------------------------------



                               Page 7 of __ Pages

- ----------------------------------------------------                                                     -------------------------
               CUSIP No. 52602Q-10-5                                        13G                             Page 8 of __ Pages
- ----------------------------------------------------                                                     -------------------------

- ---------------- -----------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     General Electric Capital Services, Inc.
                     06-1109503
- ---------------- -----------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                               (a)    [ ]
                                                                                                                (b)    [X]
- ---------------- -----------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
- ---------------- -----------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
- ---------------- -----------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     Beneficial ownership of all shares is disclaimed by General
                     Electric Capital Services, Inc.
- ---------------- -----------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                            [  ]
- ---------------- -----------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
- ---------------- -----------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
- ---------------- -----------------------------------------------------------------------------------------------------------------



                               Page 8 of __ Pages

- ----------------------------------------------------                                                     -------------------------
               CUSIP No. 52602Q-10-5                                        13G                             Page 9 of __ Pages
- ----------------------------------------------------                                                     -------------------------

- ---------------- -----------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     General Electric Company
                     14-0689340
- ---------------- -----------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                               (a)    [ ]
                                                                                                                (b)    [X]
- ---------------- -----------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
- ---------------- -----------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
- ---------------- -----------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     Beneficial ownership of all shares is disclaimed by General
                     Electric Company.
- ---------------- -----------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                            [  ]
- ---------------- -----------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
- ---------------- -----------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO; HC
- ---------------- -----------------------------------------------------------------------------------------------------------------




                               Page 9 of __ Pages

- ----------------------------------------------------                                                     -------------------------
               CUSIP No. 52602Q-10-5                                        13G                             Page 10 of __ Pages
- ----------------------------------------------------                                                     -------------------------

- ---------------- -----------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     CNBC.com LLC
                     13-40888958
- ---------------- -----------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                               (a)    [ ]
                                                                                                                (b)    [X]
- ---------------- -----------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
- ---------------- -----------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   190,500
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   190,500
- ---------------- -----------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     190,500
- ---------------- -----------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                            [  ]
- ---------------- -----------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     1.0%
- ---------------- -----------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     OO
- ---------------- -----------------------------------------------------------------------------------------------------------------




                              Page 10 of __ Pages

- ----------------------------------------------------                                                     -------------------------
               CUSIP No. 52602Q-10-5                                        13G                             Page 11 of __ Pages
- ----------------------------------------------------                                                     -------------------------

- ---------------- -----------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     National Broadcasting Company, Inc.
                     14-1682529
- ---------------- -----------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                               (a)    [ ]
                                                                                                                (b)    [X]
- ---------------- -----------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
- ---------------- -----------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   190,500 (includes all shares
                                                   beneficially owned by CNBC.com LLC)
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   190,500 (includes all shares
                                                   beneficially owned by CNBC.com LLC)
- ---------------- -----------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     190,500 (includes all shares beneficially owned by CNBC.com LLC)
- ---------------- -----------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                            [  ]
- ---------------- -----------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     1.0%
- ---------------- -----------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
- ---------------- -----------------------------------------------------------------------------------------------------------------




                              Page 11 of __ Pages

- ----------------------------------------------------                                                     -------------------------
               CUSIP No. 52602Q-10-5                                        13G                             Page 12 of __ Pages
- ----------------------------------------------------                                                     -------------------------

- ---------------- -----------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     National Broadcasting Company Holding, Inc.
                     13-3448662
- ---------------- -----------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                               (a)    [ ]
                                                                                                                (b)    [X]
- ---------------- -----------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
- ---------------- -----------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
- -------------------------------- ------------- -----------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
- ---------------- -----------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     Beneficial ownership of all shares is disclaimed by
                     National Broadcasting Company Holding, Inc.
- ---------------- -----------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                            [  ]
- ---------------- -----------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
- ---------------- -----------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
- ---------------- -----------------------------------------------------------------------------------------------------------------



                              Page 12 of __ Pages

ITEM 1(A).  NAME OF ISSUER:

            LendingTree, Inc., a Delaware corporation (the "Issuer")

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            11115 Rushmore Drive, Charlotte, North Carolina  28277

ITEM 2(A).  NAME OF PERSON FILING:

            This statement is being filed by each of:

                     GE Capital Residential Connections Corporation ("GECRCC") GE Capital Mortgage Corporation ("GECMC")
                     General Electric Capital Assurance Company ("GECAC")
                     GNA Corporation ("GNA")
                     GE Financial Assurance Holdings, Inc. ("GEFAH")
                     General Electric Capital Corporation ("GE Capital") General Electric Capital Services, Inc. ("GECS")

                     CNBC.com LLC ("CNBCCOM")
                     National Broadcasting Company, Inc. ("NBC")
                     National Broadcasting Company Holding, Inc. ("NBCH")

                     General Electric Company ("GE")

           GECRCC is a wholly-owned subsidiary of GECMC; GECMC is a wholly-owned subsidiary of GE Capital; GECAC is a wholly-owned subsidiary of GNA; GNA is a wholly-owned subsidiary of GEFAH; GEFAH is a wholly-owned subsidiary of GE Capital; GE Capital is a subsidiary of GECS; and GECS is a wholly-owned subsidiary of GE. CNBCCOM is a majority-owned subsidiary of NBC; NBC is a wholly-owned subsidiary of NBCH; and NBCH is a wholly-owned subsidiary of GE.

           GECRCC, GECMC, GECAC, GNA, GEFAH, GE Capital, GECS, CNBCCOM, NBC, NBCH and GE are referred to herein collectively as the "Reporting Persons".

           An agreement among the Reporting Persons that this statement be filed on behalf of each of them is attached hereto as Exhibit 1.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The principal business offices of GECRCC and GECMC are located at 6601 Six Forks Road, Raleigh, North Carolina 27615. The principal business offices of GECAC, GNA and GEFAH are located at 6604 West Broad Street, Richmond, Virginia 23230. The principal business offices of GE Capital and GECS are located at 260 Long Ridge Road, Stamford, Connecticut 06927. The principal business office of CNBCCOM is located at 2200 Fletcher Avenue, Fort Lee, New Jersey 07024. The principal business offices of NBC and NBCH are located at 30 Rockefeller Plaza, New York, New York 10112. The principal business office of GE is located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

ITEM 2(C).  CITIZENSHIP:

           Each of GECRCC, GECMC, GECAC, GEFAH, GECS, NBC and NBCH is a Delaware corporation. Each of GE Capital and GE is a New York corporation. CNBCCOM is a Delaware limited liability company. GNA Corporation is a Washington corporation.


                              Page 13 of __ Pages

ITEM 2(D).  TITLE AND CLASS OF SECURITIES:

            Common stock, $.01 par value per share, of the Issuer (the "Common Stock")

ITEM 2(E).  CUSIP NUMBER:

            52602Q-10-5

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR
            (C), CHECK WHETHER THE PERSON FILING IS A:

           (a)   [  ]   Broker or dealer registered under Section 15 of the
                        Exchange Act

           (b)   [  ]   Bank as defined in Section 3(a)(6) of the Exchange Act

           (c)   [  ]   Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act

           (d)   [  ]   Investment company registered under Section 8 of the
                        Investment Company Act

           (e)   [  ]   An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E)

           (f)   [  ]   An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F)

           (g)   [  ]   A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G)

           (h)   [  ]   A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act

           (i)   [  ]   A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the Investment Company Act

           (j)   [  ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J)


           If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.    OWNERSHIP.

           (a) The responses of the Reporting Persons to Row (9) of the cover pages of this statement on Schedule 13G are incorporated herein by reference. The shares of Common Stock beneficially owned by CNBCCOM are represented by warrants that are currently exercisable.

           (b) The responses of the Reporting Persons to Row (11) of the cover pages of this statement on Schedule 13G are incorporated herein by reference. As of December 31, 2000, GECRCC, GECMC, GECAC, GE Capital, CNBCCOM, and NBC beneficially owned in the aggregate 1,773,067 shares of Common Stock, representing approximately 9.4% of the Common Stock (based on a number of shares outstanding of 18,737,441, as advised by the Issuer), determined in accordance with Rule 13d-3(d)(1).

           (c) The responses of the Reporting Persons to Rows (5) through (8) of the cover pages of this statement on Schedule 13G are incorporated herein by reference.

           GECRCC, GECMC, GECAC, and GE Capital disclaim beneficial ownership of the shares of Common Stock beneficially owned by CNBCCOM and NBC. CNBCCOM and NBC disclaim beneficial ownership of the shares of Common Stock beneficially owned by GECRCC, GECMC, GECAC, and GE Capital.


                              Page 14 of __ Pages

           Neither the filing of this Schedule 13G or any amendment thereto, not anything contained herein is intended as, or should be construed as, an admission that GNA, GEFAH, GECS, NBCH or GE is the beneficial owner of any shares of Common Stock.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.   CERTIFICATION.

           (a)   Not applicable.

           (b)   Not applicable.







                              Page 15 of __ Pages

                                   SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 13, 2001

                                GE CAPITAL RESIDENTIAL CONNECTIONS CORPORATION

                                By: Theodore F. Weiland
                                    -------------------------------------------
                                    Name: Theodore F. Weiland
                                    Title: Senior Vice President



                                GE CAPITAL MORTGAGE CORPORATION

                                By: Theodore F. Weiland
                                    -------------------------------------------
                                    Name: Theodore F. Weiland
                                    Title: Senior Vice President



                                GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY

                                By: Leon E. Roday
                                    -------------------------------------------
                                    Name: Leon E. Roday
                                    Title: Executive Vice President and
                                           General Counsel



                                GNA CORPORATION

                                By: Leon E. Roday
                                    -------------------------------------------
                                    Name: Leon E. Roday
                                    Title: Senior Vice President,
                                           General Counsel and Secretary



                                GE FINANCIAL ASSURANCE HOLDINGS, INC.

                                By: Leon E. Roday
                                    -------------------------------------------
                                    Name: Leon E. Roday
                                    Title: Senior Vice President,
                                           General Counsel and Secretary



                              Page 16 of __ Pages

                                GENERAL ELECTRIC CAPITAL CORPORATION

                                By: Jonathan K. Sprole
                                    -------------------------------------------
                                    Name: Jonathan K. Sprole
                                    Title: Dept. Operations Manager



                                GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                By: Jonathan K. Sprole
                                    -------------------------------------------
                                    Name: Jonathan K. Sprole
                                    Title: Attorney-in-fact



                                GENERAL ELECTRIC COMPANY

                                By: Jonathan K. Sprole
                                    -------------------------------------------
                                    Name: Jonathan K. Sprole
                                    Title: Attorney-in-fact










                              Page 17 of __ Pages

                                CNBC.com LLC

                                By: Elizabeth A. Newell
                                    -------------------------------------------
                                    Name: Elizabeth A. Newell
                                    Title: Assistant Secretary



                                NATIONAL BROADCASTING COMPANY, INC.

                                By: Elizabeth A. Newell
                                    -------------------------------------------
                                    Name: Elizabeth A. Newell
                                    Title: Assistant Secretary



                                NATIONAL BROADCASTING COMPANY HOLDING, INC.

                                By: Elizabeth A. Newell
                                    -------------------------------------------
                                    Name: Elizabeth A. Newell
                                    Title: Assistant Secretary











                              Page 18 of __ Pages

                                  EXHIBIT INDEX



         Exhibit No.                         Description
         -----------                         -----------

              1 Joint Filing Agreement, dated February 13, 2001, among GECRCC, GECMC, GECAC, GNA, GEFAH, GE Capital, GECS, GE, CNBCCOM, NBC and NBCH

              2 Power of Attorney appointing Jonathan K. Sprole as agent and attorney-in-fact for GECS, dated February 22, 2000

              3 Power of Attorney appointing Jonathan K. Sprole as agent and attorney-in-fact for GE, dated February 22, 2000











                              Page 19 of __ Pages